UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 4, 2008

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On November 4, 2008, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended September 30, 2008. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 5.04.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

On October 31, 2008, BRE Properties, Inc. (“BRE”) received notice from the Plan Administrator of the Retirement Plan for Employees of BRE Properties, Inc. (the “401(k) Plan”) that a “blackout period” for the 401(k) Plan would be imposed on all transfers among investments in, all loans from and all distributions from the plan. On November 4, 2008, BRE sent a notice to its directors and executive officers informing them that: (1) the Plan blackout period is expected to begin as of 3:00 p.m., Eastern Time, on November 21, 2008 and is expected to last through the week of December 21, 2008, and (2) the directors and executive officers generally will be unable to trade in BRE common stock and related equity securities during the Plan blackout period.

The Plan blackout period is being implemented to accommodate the change in the trustee and record keeper for the 401(k) Plan from Putnam Trust Company to PNC Bank, N.A., effective December 1, 2008. In order to accommodate this change in plan providers, account information and plan assets must be transferred from Putnam Trust Company to PNC Bank, N.A. During this time, there will be a temporary freeze on all transfers among investments, on applications for plan loans and on distributions from the plan.

A copy of the blackout notice to directors and executive officers of BRE, which includes the information required by Rule 104(b) of Regulation BTR, is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

ITEM 8.01.	Other Events

On November 4, 2008, we reported operating results for the quarter ended September 30, 2008. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $37.8 million, or $0.72 per share, for third quarter 2008, as compared with $32.4 million, or $0.62 per share, for the quarter ended September 30, 2007. Third quarter 2007 FFO included a nonrecurring charge of $2.8 million, or $0.05 per share, in connection with the redemption of the 8.08% Series B preferred stock. Excluding the nonroutine item, core FFO per share growth was 7.5% year-over-year. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the third quarter totaled $41.6 million, or $0.80 per share, as compared with $51.4 million, or $0.99 per share, for the same period 2007. The third quarter 2007 results included the nonroutine item cited previously. Gains from property sales totaling $24.8 million and $39.2 million are included in third quarter earnings per share totals in 2008 and 2007, respectively.

Total revenues from continuing operations for the quarter were $89.4 million, as compared with $83.2 million a year ago. Adjusted EBITDA for the quarter totaled $61.8 million, as compared with $59.7 million in third quarter 2007. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.)

Nine-Month Period Ended September 30, 2008

For the year-to-date period, FFO totaled $110.3 million, or $2.09 per share, as compared with $100.2 million, or $1.90 per share, for the nine-month period in 2007. FFO for the year-to-date period in 2007 included nonroutine income of $1.9 million, or $0.04 per share, in proceeds from a legal settlement, and the nonroutine charge cited previously. Excluding nonroutine income and expense items, core FFO per share growth was 8.9% year-over-year.

Net income available to common shareholders for the nine-month period totaled $71.7 million, or $1.38 per share, as compared with $78.5 million, or $1.51 per share, for the same period 2007. The 2007 year-to-date results included the nonroutine items cited previously. Gains from property sales totaling $24.8 million and $39.2 million are included in year-to-date earnings per share totals in 2008 and 2007, respectively.

For the nine months of 2008, total revenues from continuing operations were $262.6 million, as compared with $242.9 million for the same period 2007, representing growth of 8.1%. Adjusted EBITDA for the nine-month period totaled $182.7 million, as compared with $174.8 million for the same period in 2007.

Our positive year-over-year earnings and FFO results were driven primarily by improved same-store property-level operating results, income from newly developed and redeveloped properties, and a lower interest rate environment.

Same-store net operating income (NOI) growth was 2.9% for the quarter, as compared with the same period in 2007. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.) For the third quarter, same-store NOI increased $1.6 million relative to the same period in the prior year. Developed properties generated $2.7 million in additional NOI during the quarter, as compared with third quarter 2007.

Same-Store Property Results

We define same-store properties as stabilized apartment communities that we have owned for at least five full quarters. Of the 22,126 apartment units we own directly, same-store units totaled 19,053 for the quarter.

On a year-over-year basis, overall same-store NOI growth was driven by revenue growth of 3.5% for the quarter. Average same-store market rent for the third quarter 2008 increased 2.8% to $1,530 per unit, from $1,489 per unit in third quarter 2007. Physical occupancy levels averaged 95.0% during third quarter 2008 as compared to 94.3% in the same period 2007. Physical occupancy at the end of the third quarter was 95.2%. Rent concessions in the same-store portfolio totaled $1.4 million, or 7.3 days rent, for third quarter 2008, as compared with $350,000, or 1.9 days, for the same period 2007.

Same-store results depict stable operating conditions in San Diego, the San Francisco Bay area and Seattle, which represent 53% of our same-store NOI. Operating results in Los Angeles, Orange County and the Inland Empire (San Bernardino and Riverside Counties), which represent 40% of our same-store NOI, reflect continuing weak market fundamentals from continuing job losses and excess supply of single-family housing.

Development Activity

We currently have five communities under construction, two in Southern California, one in Northern California, and two in Seattle, Washington, with a total of 1,367 units, an aggregate projected investment of $456.6 million, and an estimated balance to complete totaling $145.2 million. We have sufficient balance sheet capacity and liquidity through its revolving credit facility to fund these developments.

We own three land parcels identified for future development: two sites in Southern California (Los Angeles and Anaheim), and one in Northern California (Pleasanton). The Los Angeles and Pleasanton sites represent 710 units of future development, and an estimated aggregate investment of $367.1 million on completion. The development program for the Anaheim site remains under review.

Dispositions

At September 30, we had classified as held for sale four operating properties and one excess land parcel, with a total net book value of $80.6 million. One property is located in each of the following markets: Sacramento, the S.F. Bay area, Inland Empire and Seattle, totaling 1,234 units. The excess land parcel, with a book value of $17.0 million, is in Northern California.

In the third quarter, we sold three stabilized communities (554 units) in Sacramento – Pinnacle at Blue Ravine, Canterbury Downs and Rocklin Gold – for a total of approximately $73.8 million and recorded a total net gain on sale in the quarter of approximately $24.8 million, or $0.48 per share. The composite cap rate for these transactions, calculated on trailing 12 months of property-level NOI, was 6.13%.

Subsequent to the end of the quarter, we also sold Park at DashPoint, in Federal Way, Washington, 280 units, for approximately $30.0 million, and a recorded gain on sale of approximately $15.0 million ($0.29 per share) for the fourth quarter. The cap rate for this transaction was 5.7%.

Proceeds derived from the sales were used to repay floating rate debt. We remain on target to realize $150.0 million to $200.0 million in proceeds from asset sales in 2008.

Common and Preferred Dividends Declared

On November 4, 2008, our Board of Directors approved regular common and preferred stock dividends for the quarter ending December 31, 2008. All common and preferred dividends will be payable on Wednesday, December 31, 2008 to shareholders of record on Monday, December 15, 2008.

The quarterly common dividend payment of $0.5625 is equivalent to $2.25 per share on an annualized basis, and represents a yield of approximately 6.63% on yesterday’s closing price of $33.93 per share. We have paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

Our 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

BRE Properties, Inc.

Consolidated Balance Sheets

Third Quarter 2008

(Unaudited, dollar amounts in thousands except per share data)

	September 30, 2008	September 30, 2007
ASSETS
Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$2,839,588	$2,776,532
Construction in progress	311,412	307,534
Less: accumulated depreciation	(489,639)	(438,979)

	2,661,361	2,645,087

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	62,501	63,336

Real estate held for sale, net	80,574	49,024

Land under development	118,682	121,095

Total real estate portfolio	2,923,118	2,878,542

Cash	3,801	2,695
Other assets	81,216	68,195

TOTAL ASSETS	$3,008,135	$2,949,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$1,540,000	$1,540,000
Unsecured line of credit	295,000	212,000
Mortgage loans	152,163	174,779
Accounts payable and accrued expenses	75,284	78,364

Total liabilities	2,062,447	2,005,143

Minority interests	30,442	30,981

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at September 30, 2008 and September 30, 2007, respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,091,830 and 50,765,074 at September 30, 2008 and September 30, 2007, respectively.	511	508

Additional paid-in capital	914,665	912,730

Total shareholders’ equity	915,246	913,308

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,008,135	$2,949,432

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended September 30, 2008 and 2007

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 9/30/08	Quarter ended 9/30/07	Nine months ended 9/30/08	Nine months ended 9/30/07
REVENUE
Rental income	$85,776	$79,653	$252,008	$232,626
Ancillary income	3,638	3,522	10,580	10,261

Total revenue	89,414	83,175	262,588	242,887

EXPENSES
Real estate expenses	27,025	25,258	78,683	72,748
Depreciation	20,219	18,535	59,955	55,076
Interest expense	21,278	20,334	64,425	60,431
General and administrative	4,760	3,973	14,794	13,525

Total expenses	73,282	68,100	217,857	201,780

Other income	607	840	1,838	5,031

Income before minority interests, partnership income and discontinued operations	16,739	15,915	46,569	46,138

Minority interests	(580)	(570)	(1,741)	(1,719)
Partnership income	652	529	1,966	1,481

Income from continuing operations	16,811	15,874	46,794	45,900

Discontinued operations:
Discontinued operations, net (1)	2,881	3,302	8,958	9,273
Net gain on sales	24,820	39,249	24,820	39,249

Total discontinued operations	27,701	42,551	33,778	48,522

NET INCOME	$44,512	$58,425	$80,572	$94,422

Redemption related preferred stock issuance cost	—	2,768	—	2,768
Dividends attributable to preferred stock	2,953	4,232	8,859	13,169

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$41,559	$51,425	$71,713	$78,485

Net income per common share - basic	$0.81	$1.01	$1.41	$1.55

Net income per common share - assuming dilution	$0.80	$0.99	$1.38	$1.51

Weighted average shares outstanding - basic	51,060	50,745	51,025	50,685

Weighted average shares outstanding - assuming dilution	51,910	51,760	51,845	51,810

(1)    Details of net earnings from discontinued operations. For 2008, includes four operating properties held for sale as of September 30, 2008, one property sold in July 2008, and two properties sold in August 2008. The 2007 totals include the properties mentioned above and four properties sold in 2007.

	Quarter ended 9/30/08	Quarter ended 9/30/07	Nine months ended 9/30/08	Nine months ended 9/30/07
Rental and ancillary income	$4,612	$6,751	$15,400	$21,341
Real estate expenses	(1,731)	(2,395)	(5,594)	(7,810)
Depreciation	—	(908)	(813)	(3,620)
Interest expense	—	(146)	(35)	(638)

Income from discontinued operations, net	$2,881	$3,302	$8,958	$9,273

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 09/30/08	Quarter Ended 09/30/07	Nine Months Ended 09/30/2008	Nine Months Ended 09/30/2007

Net income available to common shareholders	$41,559	$51,425	$71,713	$78,485
Depreciation from continuing operations	20,219	18,535	59,955	55,076
Depreciation from discontinued operations	—	908	813	3,620
Minority interests	580	570	1,741	1,719
Depreciation from unconsolidated entities	416	350	1,233	876
Net gain on investments	(24,820)	(39,249)	(24,820)	(39,249)
Less: Minority interests not convertible to common	(106)	(106)	(318)	(316)

Funds from operations	$37,848	$32,433	$110,317	$100,211

Diluted shares outstanding - EPS	51,910	51,760	51,845	51,810
Net income per common share - diluted	$0.80	$0.99	$1.38	$1.51

Diluted shares outstanding - FFO	52,750	52,615	52,690	52,690
FFO per common share - diluted	$0.72	$0.62	$2.09	$1.90

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 9/30/08	Quarter ended 9/30/07	Nine Months Ended 09/30/2008	Nine Months Ended 09/30/2007
Net income available to common shareholders	$41,559	$51,425	$71,713	$78,485
Interest, including discontinued operations	21,278	20,480	64,460	61,069
Depreciation, including discontinued operations	20,219	19,443	60,768	58,696

EBITDA	83,056	91,348	196,941	198,250
Minority interests	580	570	1,741	1,719
Net gain on sales	(24,820)	(39,249)	(24,820)	(39,249)
Dividends on preferred stock	2,953	4,232	8,859	13,169
Other expenses	—	—	—	—
Galleria Settlement	—	—	—	(1,900)
Redemption related to preferred stock issuance cost	—	2,768	—	2,768

Adjusted EBITDA	$61,769	$59,669	$182,721	$174,757

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 9/30/08	Quarter ended 9/30/07	Nine Months Ended 09/30/2008	Nine Months Ended 09/30/2007
Net income available to common shareholders	$41,559	$51,425	$71,713	$78,485
Interest, including discontinued operations	21,278	20,480	64,460	61,069
Depreciation, including discontinued operations	20,219	19,443	60,768	58,696
Minority interests	580	570	1,741	1,719
Net gain on sales	(24,820)	(39,249)	(24,820)	(39,249)
Dividends on preferred stock	2,953	4,232	8,859	13,169
General and administrative expense	4,760	3,973	14,794	13,525
Other expenses	—	—	—	—
Redemption related to preferred stock issuance cost	—	2,768	—	2,768

NOI	$66,529	$63,642	$197,515	$190,182

Less Non Same-Store NOI	9,814	8,536	28,065	26,796

Same-Store NOI	$56,715	$55,106	$169,450	$163,386

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated November 4, 2008, including attachments.

99.2	Supplemental Financial data dated November 4, 2008, including attachments.

99.3	Blackout Notice to Directors and Executive Officers of BRE Properties, Inc. dated November 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: November 5, 2008	/s/ Henry L. Hirvela
Henry L. Hirvela Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated November 4, 2008, including attachments.

99.2	Supplemental Financial data dated November 4, 2008, including attachments.

99.3	Blackout Notice to Directors and Executive Officers of BRE Properties, Inc. dated November 4, 2008.